Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor inquiries:

Karen Greene

Internet Capital Group

610.727.6900

ir@internetcapital.com

Internet Capital Group's Doug Alexander Named President

Wayne, PA - January 26, 2009 - Internet Capital Group, Inc. (Nasdaq: ICGE) today announced the promotion of Managing Director, Doug Alexander to President. This new position reflects his increasingly prominent role at ICG and extremely active work in building and developing ICG's key partner companies. Alexander will continue his work guiding ICG's existing companies and analyzing potential new acquisition opportunities, and will increase his responsibilities in leading ICG strategy and communicating that strategy with ICG stockholders and other constituents. Walter Buckley will remain ICG's Chairman and CEO.

"Doug's contributions have been instrumental to the direction of ICG and critical to the success of many of our partner companies over the past decade," said Buckley. "His work with our partner companies as well as the many potential acquisition opportunities he reviews provides a unique view of the rapidly changing marketplace - an invaluable asset to ICG and its stakeholders."

An original member of ICG's advisory board, Alexander joined the company full-time in September 1997 as Managing Director. Alexander has had many roles at ICG including CEO of WiseWire Technologies, which was successfully sold to Lycos; Chairman of Verticalnet through its IPO; CEO of ICG Europe; and CEO of Traffic.com, which was later successfully sold to Navteq. In addition to these roles, Alexander's primary focus at ICG has been to sponsor and oversee investments in several partner companies that have included Blackboard (Nasdaq: BBBB), Verticalnet (Nasdaq:VERT), eMerge Interactive (Nasdaq: EMRG), Arbinet-thexchange (Nasdaq: ARBX), WiseWire (acquired by Lycos), LinkShare (acquired by Rakuten), CreditTrade (merged with Creditex Group), Creditex (acquired by Intercontinental Exchange (NYSE: ICE), StarCite, Traffic.com (acquired by Navteq), and Investor Force. Alexander currently serves on the boards of Channel Intelligence, Investor Force, StarCite, ICG Commerce, WhiteFence and ClickCommerce.

Prior to joining ICG, Alexander co-founded Reality Online in 1989. Reality Online was an early innovator in the development of award-winning financial planning tools and online services aimed at the individual investor. With the advent of the Internet, Alexander transformed the company into a leading provider of Internet solutions to the retail brokerage industry, and then sold the company to Reuters in February 1994. Over the following 3 years, he became a key contributor to Reuters' many Internet initiatives and a frequent speaker on the Internet and its impact on the financial services industry. Prior to co-founding Reality Online, Alexander was a partner with Strategic Management Group, a corporate training firm and three-time Inc. 500 company. Alexander graduated from the University of Pennsylvania with a B.S. in Electrical Engineering, and the Wharton School of Business at the University of Pennsylvania with a B.S. in Economics.

About Internet Capital Group

Internet Capital Group (www.internetcapital.com) acquires and builds Internet software companies that drive business productivity and reduce transaction costs between firms. Founded in 1996, ICG devotes its expertise and capital to maximizing the success of these platform companies that are delivering on-demand software and service applications to customers worldwide.

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